Exhibit 99.1
Commercial Metals Company Closes Acquisition of Croatian Mill;
Mill Renamed CMC Sisak
     Irving, TX — September 19, 2007 —Commercial Metals Company (NYSE: CMC), headquartered in Irving, Texas, announced today that its Swiss subsidiary, Commercial Metals International AG, has completed the acquisition of all outstanding shares of Valjaonica Cijevi Sisak (VCS) from the Croatian Privatization Fund and Croatian government. VCS’s name has been changed to CMC Sisak d.o.o. (CMC Sisak). CMC Sisak is an electric arc furnace based steel pipe manufacturer with annual capacity estimated at about 305,000 metric tons.
     The purchase price includes the assumption of all debt owed by VCS to the Croatian government, banks and trade creditors (approximately U.S. $45 million) and an additional payment (maximum of approximately U.S. $7 million) for the shares. CMC Sisak plans to spend not less than U.S. $38 million over five years in capital expenditures and will retain existing employees for a period of three years.
     Hanns Zoellner, Executive Vice President of CMC and President of CMC International, stated, “The new name denotes both CMC’s financial strength, steelmaking expertise and global market emphasis while continuing the Sisak brand tradition which is synonymous with quality pipes and tubes. With better utilization of existing capacity and increased sales through the CMC International division, we believe CMC Sisak will become a profitable operation achieving our financial targets. Our plans include expenditures for environmental improvements as well as improved efficiency in the steelmaking operation through installation of a new electric arc furnace, a ladle furnace and upgrades to the caster. Our strategy is to expand CMC’s production capability in tubular and other products in the key markets of Central and Eastern Europe, and CMC Sisak is the optimal platform for growth in this key region.”
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Commercial Metals Company Closes Acquisition of Croatian Mill

     Murray R. McClean, CMC’s President & Chief Executive Officer, added, “We are pleased with the successful completion of the privatization of CMC Sisak which is very important for the Croatian economy. Our main objective is to make what we now proudly call CMC Sisak competitive in global markets. I am certain with the combined experience and knowledge of our employees, adequate capital investments and the position of CMC in the global marketplace, we will realize that goal and ensure growth and prosperity for CMC Sisak.”
Forward-Looking Statements
     Statements made in this press release that relate to future events, expectations, performance or financial results of CMC are forward-looking statements within the meanings of securities laws. CMC cautions that, by their nature, forward-looking statements involve risk and uncertainty. In particular there can be no assurance that the acquisition discussed in this press release will be advantageous to CMC or that profitability or other financial objectives will be achieved.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact: Debbie Okle
Director, Public Relations
214.689.4354
2007-31